Exhibit 10(i)

TIM HORTONS INC.

U.S. NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

TIM HORTONS INC.

U.S. NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

5.2	Distributions Upon Separation From Service Other Than Death or Disability.	5
5.3	Substantially Equal Annual Installments.	5
5.4	Distributions upon Separation from Service due to Disability.	5
5.5	Distributions upon Death.	5
5.6	Changes to Distribution Elections.	6

Article 6 - Beneficiaries
6.1	Beneficiaries.	6
6.2	Lost Participant and/or Beneficiary.	6

Article 7 - Funding
7.1	Prohibition Against Funding.	7
7.2	Withholding of Annual Fees.	7

Article 8 - Claims Administration
8.1	General.	7
8.2	Claims Procedure.	7
8.3	Right of Appeal.	8
8.4	Review of Appeal.	8
8.5	Designation.	8

Article 9 - General Provisions
9.1	Administrator.	9
9.2	No Assignment.	9
9.3	No Service Rights.	9
9.4	Incompetence.	10
9.5	Identity.	10
9.6	Other Benefits.	10
9.7	Right of Setoff.	10
9.8	Expenses.	10
9.9	Tax Withholding.	10
9.10	Amendment, Modification, Suspension or Termination.	10
9.11	Termination Due to Change in Control.	11
9.12	Construction.	11
9.13	Governing Law.	11
9.14	Severability.	11
9.15	Headings.	12
9.16	Terms.	12
9.17	Code Section 409A Compliance.	12
9.18	Payments Upon Income Inclusion Under Code Section 409A.	12

TIM HORTONS INC.

U.S. NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

Tim Hortons Inc. (the “Company”) hereby adopts the Tim Hortons Inc. U.S. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). This Plan is an unfunded arrangement and is intended to comply with Code Section 409A. This Plan is not intended to constitute a plan subject to the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ARTICLE 1 - DEFINITIONS

1.1 Account.

The bookkeeping account established for each Participant as provided in Section 4.1 hereof.

1.2 Administrator.

An administrative committee appointed by the Company to administer the Plan.

1.3 Annual Fee Deferrals.

The Annual Fees that a Participant elects to defer in accordance with Section 3.1 hereof.

1.4 Annual Fees.

With respect to each Plan Year, the cash payments and fees (including the annual retainer and all meeting and committee fees) which, absent a Deferral Election, would be payable to each Director by the Company in connection with his or her service as a Director.

1.5 Change in Control.

“Change in Control” shall mean a “change in control event” as to the Company within the meaning of Code Section 409A and the regulations promulgated thereunder.

1.6 Code.

The Internal Revenue Code of 1986, as amended.

1.7 Deferral Election.

The separate agreement, submitted to the Administrator, by which a Director agrees to make an Annual Fee Deferral and/or a DSU Deferral to the Plan.

1.8 Deferrals.

Annual Fee Deferrals and DSU Deferrals.

1.9 DSU.

A Deferred Stock Unit granted to a Director under the Non-Employee Director Deferred Stock Unit Plan or any successor thereto.

1.10 DSU Deferrals.

The amount that otherwise would be taxable to a Participant upon the payment of a DSU, but which the Participant has elected to defer in accordance with Section 3.1 hereof.

1.11 Director.

An individual who (a) is a member of the Board of Directors of the Company, (b) is not an employee of the Company or any of the Company’s subsidiaries or affiliates and (c) is a resident of the United States.

1.12 Disability.

A Participant shall be considered disabled if:

(a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer (as such term is defined under Code Section 409A).

1.13 Distribution Election.

The separate agreement, submitted to the Administrator, pursuant to which the time and form of distribution of a Participant’s Account may be elected.

1.14 Effective Date.

December 5, 2006.

1.15 Investment Fund.

Each investment which serves as a means to measure increases or decreases with respect to a Participant’s Account pursuant to Section 4.3.

1.16 Participant.

A Director who is a Participant as provided in Article 2.

1.17 Plan Year.

January 1 through December 31.

1.18 Separation from Service.

A separation from service with the Service Recipient within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations promulgated thereunder.

1.19 Service Recipient.

Provided such definition is in compliance with Code Section 409A and the regulations promulgated thereunder, Service Recipient shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Sections 414(b) and (c).

ARTICLE 2 - PARTICIPATION

2.1 Commencement of Participation.

Each Director shall become a Participant on the later of the Effective Date or the first day of the month following the date on which the individual becomes a Director.

2.2 Loss of Director Status.

A Participant who is no longer a Director shall not be permitted to submit a Deferral Election. All Deferrals for such a Participant shall cease immediately following the date on which such Participant is determined to no longer be a Director. Amounts credited to the Account of a Participant who is no longer a Director shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 5.

ARTICLE 3 - CONTRIBUTIONS

3.1 Deferral Elections.

(a) General. A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year. Amounts deferred under the Plan shall not be made available to the Participant, except as provided in Article 5, and shall reduce the amounts paid to the Participant in the year of the Deferral from the Company in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company as provided in Article 7.

(b) Time of Deferral Election. A Deferral Election shall be void if it is not made in a timely manner as follows:

(i) A Deferral Election must be submitted to the Administrator no later than the close of the calendar year immediately preceding the calendar year during which the amount to be deferred will be earned and/or the applicable DSU(s) will be granted, as the case may be. Such Deferral Election shall be irrevocable as of the date described in this Section 3.1(b).

(ii) Notwithstanding the foregoing and in the discretion of the Company, in a year in which a Participant is first eligible to participate in this Plan, and provided that such Participant is not eligible to participate in any other account balance arrangement subject to Code Section 409A, a Deferral Election may be submitted within thirty (30) days after the date on which the Participant is first eligible to participate in this Plan, with respect to Annual Fees to be earned and/or DSUs to be granted after such Deferral Election is made.

(c) Subject to the limitations set forth in Sections 3.1(a) and (b) hereof, Annual Fee Deferrals must be made in whole percentages with such limitations as may be determined by the Administrator from time to time in its sole discretion.

3.2 Crediting of Contributions.

Deferrals shall be credited to a Participant’s Account as soon as administratively feasible following the date on which the Annual Fees would have been paid to the Participant or the DSUs would have been paid, as applicable, absent the Participant’s Deferral.

ARTICLE 4 - ACCOUNTS

4.1 Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. Each Participant’s Account shall be credited with any Deferrals and the Participant’s allocable share of any deemed earnings or losses on such Deferrals. Each Participant’s Account shall be reduced by any distributions made from such Account.

4.2 Vesting.

A Participant shall be one hundred percent (100%) vested in his or her Account and any deemed earnings or losses on the investment of his or her Deferrals.

4.3 Investments, Gains and Losses Attributable to Deferrals.

(a) A Participant may direct that his or her Account be valued as if the Deferrals were invested in multiples of one percent (1%) in one or more Investment Funds as selected by the Company. The Company may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, investment experience, distributions and any other appropriate adjustments. Interest shall accrue daily and shall be credited to a Participant’s Account quarterly.

(c) A Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year with respect to his or her Account by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date of the change as indicated by the Participant in a form prescribed by the Administrator.

(d) Notwithstanding the Participant’s ability to designate the Investment Funds in which his or her Account shall be deemed invested, the Company shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Company’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

ARTICLE 5 - DISTRIBUTIONS

5.1 Distribution Election.

Each Participant may make a Distribution Election with respect to the form and timing of the distribution of the Participant’s Account and designate the manner in which payments shall be made from the choices available under Section 5.2. Such Distribution Election must be made with the Participant’s first Deferral Election. A Participant’s Distribution Election shall continue to be effective until changed as provided in Section 5.6. Notwithstanding anything to the contrary contained herein, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under this Plan and Code Section 409A(a)(3) and the regulations promulgated thereunder.

5.2 Distributions Upon Separation From Service Other Than Death or Disability.

If a Participant has a Separation from Service for any reason other than death or Disability, the Participant’s Account shall be (or shall begin to be) distributed as soon as administratively feasible after the first anniversary of the Participant’s Separation from Service. Such distribution of the Participant’s Account shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 5.3 below, over a period of up to ten (10) years as elected by the Participant pursuant to his or her Distribution Election. For purposes of this Section 5.2, if a Participant fails properly to designate the form and timing of the distribution, the Participant’s Account shall be paid in a lump-sum payment as soon as administratively feasible after the first anniversary of the Participant’s Separation from Service.

5.3 Substantially Equal Annual Installments.

The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account by a fraction, the denominator of which in the first year of payment equals the number of years (not to exceed ten (10)) over which the Participant has elected benefits to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1).

5.4 Distributions upon Separation from Service due to Disability.

Notwithstanding a Participant’s Distribution Election, upon the Participant’s Separation from Service due to Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump-sum, as soon as administratively feasible but no later than ninety (90) days following the date of Separation from Service due to Disability.

5.5 Distributions upon Death.

Notwithstanding a Participant’s Distribution Election, upon the Participant’s death (whether before or after any distribution of the Participant’s Account has begun), all amounts credited to his or her Account that remain undistributed shall be paid to the Participant’s beneficiary or beneficiaries (as determined under Article 6) in a lump-sum, as soon as administratively feasible but no later than ninety (90) days following his or her date of death.

5.6 Changes to Distribution Elections.

(a) A Participant may change the form or timing of the distribution of the Participant’s Account (based on the choices available under Section 5.2) by filing a new Distribution Election with the Administrator; provided that such change meets the requirements of Code Section 409A(a)(4)(C) and the regulations promulgated thereunder, including the requirements that (i) a subsequent Distribution Election may not take effect until at least twelve (12) months after such election is made, (ii) the payment with respect to which such Distribution Election is made must be deferred (other than a distribution upon death or Disability) for a period of at least five (5) years from the date the first amount was scheduled to be paid, and (iii) any subsequent Distribution Election affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than twelve (12) months before the date the first amount was scheduled to be paid.

(b) Once distributions to a Participant begin, no changes to the Participant’s Distribution Election shall be permitted.

(c) For purposes of this Section 5.6, a series of installment payments paid from an Account shall be treated as a single payment.

ARTICLE 6 - BENEFICIARIES

6.1 Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

6.2 Lost Participant and/or Beneficiary.

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. Under no circumstances shall any amount under this Plan escheat to any governmental authority.

ARTICLE 7 - FUNDING

7.1 Prohibition Against Funding.

Should any investment be acquired by the Company in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of their general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligations under this Plan.

7.2 Withholding of Annual Fees.

The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Annual Fees. The Administrator shall determine the amount and timing of such withholding.

ARTICLE 8 - CLAIMS ADMINISTRATION

8.1 General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

8.2 Claims Procedure.

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 8.2 be considered to constitute an allowance of the claimant’s claim.

8.3 Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 8.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 8.2.

8.4 Review of Appeal.

Upon receipt of an appeal, the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 8.4 be considered to constitute an allowance of the claimant’s appeal.

8.5 Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Administrator.

(a) The Administrator is expressly empowered to limit the amount of the Deferrals permitted under the Plan; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own gross negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law.

9.2 No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such attempt shall be invalid.

9.3 No Service Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the service of the Company, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

9.4 Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Company to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator.

9.5 Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Company and the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

9.6 Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

9.7 Right of Setoff.

The Company may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant or a beneficiary from this Plan such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant or beneficiary as required by Code Section 409A. By participating in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 9.7.

9.8 Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company.

9.9 Tax Withholding.

Each Participant is responsible for payment of any federal, state and local income, employment and wage taxes associated with his or her participation in the Plan and the Company will not withhold any amounts in advance payment of these taxes.

9.10 Amendment, Modification, Suspension or Termination.

The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account. In the event that this Plan is terminated, the distribution of the amounts credited to a Participant’s Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated. Notwithstanding anything to the contrary contained herein, the Company, in its sole discretion, may distribute all Participants’ Accounts in connection with a termination of the Plan; provided that (a) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred may be made within twelve (12) months from termination date of the Plan; (b) all payments must be made within twenty-four (24) months from the termination date of the Plan; and (c) all other requirements under Code Section 409A and the regulations promulgated thereunder are met.

9.11 Termination Due to Change in Control.

The Company may decide in its discretion to terminate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control; provided that (a) all Accounts under the Plan are distributed within twelve (12) months of the termination date of the Plan, and (b) all other requirements under Code Section 409A and the regulations promulgated thereunder are met. Any corporation or other business organization that is a successor to the Company by reason of a Change in Control shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. To the extent permitted under Code Section 409A and the regulations promulgated thereunder, if within thirty (30) days from the effective date of the Change in Control, such new entity does not become a party hereto, as above provided, the full amount of each Participant’s Account shall become immediately distributable to the Participant.

9.12 Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

9.13 Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of the Code and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

9.14 Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Director (or Directors) as a Participant under this Plan would cause the Plan to fail to comply with Code Section 409A, then the Plan shall be severed with respect to such Director or Directors, who shall be considered to be participating in a separate arrangement.

9.15 Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

9.16 Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

9.17 Code Section 409A Compliance.

It is intended that this Plan comply with Code Section 409A in accordance with Internal Revenue Service Notice 2005-1 and proposed regulations promulgated thereunder (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated in good faith accordingly. In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

9.18 Payments Upon Income Inclusion Under Code Section 409A.

The Company may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, effective as of this                      day of         , 20        .

TIM HORTONS INC.

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ATTEST:

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